As filed with the Security and Exchange Commission on June 28, 2016.

Registration No. 333-212015

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Amendment No. 1 to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BioPharmX Corporation

(Exact name of registrant as specified in its charter)

Delaware	59-3843182
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1098 Hamilton Court
Menlo Park, California 94025

(650) 889-5020

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Anja Krammer

President

BioPharmX Corporation

1098 Hamilton Court
Menlo Park, California 94025

Telephone: (650) 889-5020

(Name, address including zip code, and telephone number, including area code, of agent for service)

With copies to:

Gregory Sichenzia, Esq.

Marcelle S. Balcombe, Esq.

Sichenzia Ross Friedman Ference LLP

61 Broadway, 32nd Floor

New York, New York 10006

Telephone: (212) 930-9700

Facsimile: (212) 930-9725

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (do not check if smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)		Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (4)
Common Stock, $0.001 par value	14,127,307	$0.76		$10,736,753.32	$1,081.19
Common Stock, $0.001 par value per share issuable upon exercise of warrants	2,118,306	0.76	(3)	1,609,912.56	162.12
Total	16,245,613			$12,346,665.88	$1,243.31

(1)                                  Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such additional shares as may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.

(2)                                  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended.  In accordance with Rule 457(c) of the Securities Act of 1933, as amended, the price shown is the average of the high and low sales prices of the common stock on June 13, 2016 as reported on the NYSE MKT.

(3)                                  Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(g) of the Securities Act of 1933 based on the exercise price of the warrants.

(4)                                  Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Neither we nor the selling stockholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 28, 2016

PROSPECTUS

16,245,613 Shares of Common Stock

This prospectus relates to the disposition from time to time of 14,127,307 shares of common stock and up to 2,118,306 shares of common stock which are issuable upon the exercise of warrants held by certain of the selling stockholders named in this prospectus.  We are not selling any common stock under this prospectus and will not receive any proceeds from the sale of shares listed in this prospectus. We will, however, receive the net proceeds of any warrants exercised for cash in the future.

The selling stockholders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell their shares of common stock in the section entitled “Plan of Distribution” on page 13. The selling stockholders will bear all commissions and discounts, if any, attributable to the sale or disposition of the shares, or interests therein. We will bear all costs, expenses and fees in connection with the registration of the shares. We will not be paying any underwriting discounts or commissions in this offering.

Our common stock is traded on the NYSE MKT under the symbol “BPMX.” On June 27, 2016, the last reported sale price of our common stock was $0.61 per share.

An investment in our common stock involves a high degree of risk.  See “Risk Factors” on page 3 of this prospectus for more information on these risks.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is                      , 2016

OUR BUSINESS

BioPharmX Corporation is referred to throughout this prospectus as “BioPharmX,” “we” or “us.”

Company Overview

We are a specialty pharmaceutical company focused on utilizing our proprietary drug delivery technologies to develop and commercialize novel prescription and over-the-counter (“OTC”) products that address large markets in women’s health and dermatology. Our objective is to develop products that treat health or age-related conditions that: (1) are not presently being addressed or treated at all or (2) are currently treated with drug therapies or drug delivery approaches that are sub-optimal. Our strategy is designed to bring new products to market by identifying optimal delivery mechanisms and/or alternative applications for United States Food and Drug Administration (“FDA”) approved active pharmaceutical ingredients (“APIs”) while, in appropriate circumstances, reducing the time, cost and risk typically associated with new product development by repurposing drugs with demonstrated safety profiles and, when applicable, taking advantage of the regulatory approval pathway under Section 505(b)(2) of the Federal Food, Drug, and Cosmetic Act (“FDC Act”). We believe these approaches may reduce drug development risk and could reduce the time and resources we spend during development. Our current platform technologies include innovative delivery mechanisms for molecular iodine (I2) and antibiotics.

Our current portfolio of product candidates targets significant market opportunities and includes two clinical stage product candidates: (1) BPX01, a topical antibiotic for the treatment of acne based on a unique formulation of minocycline and (2) BPX03, a molecular iodine (I2) tablet for the treatment of benign breast pain associated with fibrocystic breast condition (“FBC”) and cyclic mastalgia. The molecular iodine project includes an OTC dietary supplement version, or VI2OLET, for the alleviation of symptoms of FBC, as well as a prescription drug version for the treatment of moderate to severe, periodic breast pain associated with FBC and cyclic mastalgia.

Target Markets

We believe that the industry dynamics in the areas of dermatology and women’s health represent significant opportunities for innovative new products to emerge as attractive solutions for unmet needs in multi-billion dollar therapeutic categories. In particular, we believe that both the dermatology and women’s health markets are large specialty markets with significant global patient demand, and we believe that our focus on these markets coupled with our proprietary platform technologies should enable us to develop and commercialize attractive products within these categories.

Our Products and Product Candidates

We have developed our product portfolio using our proprietary drug delivery technologies including innovative delivery mechanisms for molecular iodine and antibiotics. We currently have one marketed product, VI2OLET iodine dietary supplement, and two clinical-stage product candidates, BPX01 and BPX03. The following table presents a summary of our marketed products and clinical-stage product candidates (years are in calendar years):

Product/ Product Candidates	Delivery Mechanism	Platform Technology/ Application	Product Type	Anticipated Study Initiation
VI2OLET	Oral	Molecular iodine (I2) for the alleviation of symptoms of FBC	OTC Dietary Supplement	Post market non-IND study 2016

BPX03	Oral	Molecular iodine (I2) for treatment of moderate to severe periodic breast pain associated with FBC and cyclic mastalgia	Prescription Drug	Phase 3 ready 2017

BPX01	Topical	Topical antibiotic for treatment of acne	Prescription Drug	Phase 2a and 2b 2016

VI2OLET Iodine

Our first commercial product, VI2OLET, is a patented OTC molecular iodine dietary supplement that addresses cyclic breast discomfort and is clinically demonstrated to alleviate the symptoms associated with FBC, including tenderness, aches and swelling. Women who suffer from menstrual-related breast discomfort are recommended to take one to two tablets per day on an empty stomach for at least 60 days to realize initial symptom relief. Our patented molecular iodine formula is delivered to breast tissue and is intended to reduce the breast cell build-up that results in breast discomfort. We launched VI2OLET iodine in December 2014 in online stores and are expanding into retail pharmacies, specialty pharmacy and grocery chain outlet stores throughout the United States. We are exploring commercial growth opportunities for the expansion of VI2OLET, which may include strategic partnerships with women’s health companies.

BPX03

In addition to VI2OLET, we are also developing BPX03, a prescription drug version of our molecular iodine tablet for the treatment of moderate to severe, periodic breast pain associated with FBC and cyclic mastalgia. We in-licensed this prescription iodine drug candidate, which was previously under development by the licensors, and refer to both the prior sponsor’s investigational drug and our investigational drug as BPX03. To distribute BPX03 globally, products such as ours may require a prescription due to regulatory requirements. We are currently in the process of conducting a clinical study (using VI2OLET) under Health Canada and institutional review board (“IRB”) oversight to provide additional insight on how to design a Phase 3 safety and efficacy study. We are planning to commence our first Phase 3 clinical trial for BPX03 to support FDA and foreign regulatory requirements upon completion of the non- investigational new drug application, or non-IND, study meeting with the FDA, and submission of our IND for BPX03. We expect to complete the non-IND study in calendar 2016, which would allow us to commence a Phase 3 clinical study in calendar 2017. We would seek approval only in those countries where we plan to market the prescription product. Should we decide to pursue prescription drug approval in the United States, we would submit a full 505(b)(1) New Drug Application (“NDA”).

BPX01

We are developing BPX01, a hydrophilic, topical antibiotic for the treatment of acne. BPX01 is a novel formulation and utilizes a transepidermal delivery mechanism for minocycline that we believe has the potential to kill P. acnes bacteria without the systemic side effects of orally-administered antibiotics. BPX01 contains an active pharmaceutical ingredient that is well known, and is expected to also possess anti-inflammatory properties, which reduce swelling and redness. We have completed a 4-week animal toxicity study to support our first Phase 2a clinical study, and we are currently conducting a 13-week animal toxicity study to support the planned 12-week Phase 2b clinical study. An IND to initiate the first Phase 2a clinical trial of BPX01 was submitted to the FDA in January 2016, and we received a letter from the FDA in March 2016 stating that the study may proceed. We intend to immediately commence the Phase 2a clinical study. We are also preparing to conduct a bridging safety study using oral minocycline as the comparator and a Phase 2b dose-finding clinical study for BPX01. We intend to pursue regulatory approval under Section 505(b)(2) of the FDC Act, or Section 505(b)(2). We believe the Section 505(b)(2) regulatory pathway, which permits us to rely in part on the FDA’s prior findings of safety and/or efficacy for an approved drug product, may reduce the product development risk and could reduce the time and resources we spend during development of BPX01. We believe our design approach for transepidermal delivery may also be utilized with other APIs.

BPX02

We are developing BPX02, an injectable utilizing biologic materials for aesthetic dermatology applications. This research stage product candidate is currently under internal development with preclinical testing expected to begin in late calendar year 2016. We will likely pursue regulatory approval via a Biologics License Application (“BLA”). As such, BPX02 would still be subject to regulation under the FDC Act, except the section of the FDC Act that governs the approval of NDAs. Instead, BPX02 would be subject to the marketing and exclusivity provisions of the Public Health Service Act, or PHSA, for approval of BLAs. However, the application process and requirements for approval of BLAs are very similar to those for NDAs.

Corporate Information

We were originally incorporated on August 30, 2010 in the State of Nevada under the name Thompson Designs, Inc. On January 23, 2014, we, BioPharmX, Inc. and stockholders of BioPharmX, Inc., who collectively owned 100% of BioPharmX, Inc., entered into and consummated transactions pursuant to a share exchange agreement (“Share Exchange Agreement”) whereby we issued to the stockholders of BioPharmX, Inc. an aggregate of 7,025,000 shares of our common stock in exchange for 100% of the shares of BioPharmX, Inc. (the “Share Exchange”). The shares of our common stock received by the stockholders of BioPharmX, Inc. in the Share Exchange constituted approximately 77.8% of our then issued and outstanding common stock, after giving effect to the issuance of shares pursuant to the Share Exchange Agreement. As a result of the Share Exchange, BioPharmX, Inc. became our wholly-owned subsidiary. On March 3, 2014, we changed our name to BioPharmX Corporation. On May 16, 2014, we reincorporated from Nevada to Delaware.

Our headquarters are located at 1098 Hamilton Court, Menlo Park, California 94025, and our telephone number is (650) 889-5020. Our website address is www.biopharmx.com.  However, the information on our website is not a part of this prospectus and is not incorporated by reference into this prospectus.

About this Offering

This prospectus includes the resale of 16,245,613 shares of common stock, consisting of (i) 5,318,671 shares that issued upon an automatic conversion of our Series A Preferred Stock, at which the Series A Preferred stock were automatically converted into shares of our common stock in June 2015, simultaneously with the uplisting of our common stock to the NYSE MKT, (ii) 182,266 shares were issued upon automatic conversion of our convertible notes, at which the convertible notes were then automatically converted into shares of our common stock in June 2015, simultaneously with the uplisting of our common stock to the NYSE MKT, (iii) 2,118,306 shares of common stock underlying warrants issued in 2014 to purchase shares of our common stock, and (iv) 8,626,370 shares were issued through previous financing transactions consummated during the period from January 2014 through April 2015. The warrants were issued in connection with the Company’s 2014 private placement discussed on page 10 of this prospectus and are exercisable at prices ranging from $1.85 to $3.70 per share and will expire on dates ranging from April 10, 2019 to November 13, 2019.

RISK FACTORS

You should consider carefully the risks discussed under the section captioned “Risk Factors” contained in our annual report on Form 10-K for the year ended January 31, 2016, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act, each of which is incorporated by reference in this prospectus. If any of the events outlined in the Risk Factors actually occur, our business, operating results, prospects or financial condition could be materially and adversely affected. This could cause the trading price of our common stock to decline and you may lose all or part of your investment. The risks discussed are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business operations.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These forward-looking statements are based on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements.

In some cases, you can identify forward-looking statements by terminology, such as “expects,” “anticipates,” “intends,” “estimates,” “plans,” “believes,” “seeks,” “may,” “should”, “could” or the negative of such terms or other similar expressions.  Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them.  Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus.

You should read this prospectus and any accompanying prospectus supplement and the documents that we reference herein and therein and have filed as exhibits to the registration statement, of which this prospectus is part, completely and with the understanding that our actual future results may be materially different from what we expect.  You should assume that the information appearing in this prospectus and any accompanying prospectus supplement is accurate as of the date on the front cover of this prospectus or such prospectus supplement only.  Because the risk factors referred to above, as well as the risk factors referred to on page 3 of this prospectus and incorporated herein by reference, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements.  Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.  New factors emerge from time to time, and it is not possible for us to predict which factors will arise.  In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.  We qualify all of the information presented in this prospectus and any accompanying prospectus supplement, and particularly our forward-looking statements, by these cautionary statements.

USE OF PROCEEDS

The net proceeds from any disposition of the shares covered hereby will be received by the selling stockholders. We will not receive any of the proceeds from any such sale of the common stock offered by this prospectus other than the net proceeds of any warrants exercised for cash.

SELLING STOCKHOLDERS

We have prepared this prospectus to allow the selling stockholders, to sell, from time to time, 14,127,307 shares of common stock and up to 2,118,306 shares of our common stock underlying warrants.  All of the common stock offered by this prospectus may be offered for sale by the selling stockholders for their own benefit of account. We will receive no proceeds from any such sale of these shares by the selling stockholders.  We will, however, receive the net proceeds of any warrants exercised for cash.

Selling Stockholder Table

The following table sets forth the number of shares of common stock beneficially owned by the selling stockholders as of May 31, 2016, the number of shares of common stock covered by this prospectus on behalf of the stockholders and the total number of shares of common stock that the selling stockholders will beneficially own upon completion of the offering. To our knowledge, each of the selling stockholders have sole voting and investment power over the common stock listed in the table below. Other than as set forth in the following table, the selling stockholders have not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years. This table assumes that the stockholders will offer for sale all of the shares of common stock covered by this prospectus and that the selling stockholder acquires no additional shares of common stock before the completion of this offering.

			Common
	Beneficial Ownership of		Stock	Beneficial Ownership
	Common Stock Prior		Saleable	of Common Stock
	to the Offering		Pursuant	After the Offering (1)
	Number of	Percent of	to This	Number of	Percent of
Name of Selling Stockholder	Shares	Class	Prospectus	Shares	Class
Akira Yamamoto	15,000	*	15,000	—	—
Alex Dimitrijevic	57,270	*	57,270	—	—
Angelo Prete	33,784	*	33,784	—	—
Anja Krammer (2)	2,500,000	8.7%	2,500,000	—	—
Anne Mitchell Gardner (3)	8,227	*	5,524	2,703	*
Antoinette Smith	2,814	*	2,814	—	—
Barbara Paulos	33,784	*	33,784	—	—
Big Wave LLC (4)	15,468	*	15,468	—	—
Brad Frederickson	67,568	*	67,568	—	—
Brent Dae Hermsmeier (5)	20,569	*	13,812	6,757	*
Brian Coogan	2,797	*	2,797	—	—
Brigitta Parchois (6)	22,842	*	15,342	7,500	*
Bruce M. Bulkin (7)	25,196	*	25,196	—	—
Byron Y S Chin (8)	16,476	*	11,070	5,406	*
Chad Arsich (9)	32,926	*	22,115	10,811	*
Charles K Pendrell (10)	283,665	1.0%	256,638	27,027	—
Chen Shuang (11)	453,720	1.6%	387,600	66,120	*
Chris Shaffer (12)	20,570	*	13,813	6,757	*
Christian Coogan	5,611	*	5,611	—	—
Christopher Amos (13)	41,138	*	27,624	13,514	*
Chu Cheong Ki (14)	45,800	*	39,043	6,757	*
Dai Shuying (15)	36,954	*	24,792	12,162	*
Daniel Ornelas	16,892	*	16,892	—	—
Daniel Wallace	3,916	*	3,916	—	—
David Ludden	22,462	*	22,462	—	—
Dennis D. Pedra	67,568	*	67,568	—	—
Diana Lac	2,000	*	2,000	—	—
Doug Thomas	10,000	*	10,000	—	—
Douglas Gehrke	14,069	*	14,069
Equity Trust Co Cust Leo G. Biedermann IRA (16)	8,291	*	5,588	2,703	*
Equity Trust Co Cust Sanda M. Biedermann IRA (17)	4,055	*	2,703	1,352	*
Eric Niiya (18)	35,905	*	24,148	11,757	*
Hailin Tian	50,328	*	50,328	—	—
Hong Dong Ping (19)	924,893	3.2%	789,759	135,134	*
Hood Family Trust UA DTD 11/27/07 Scott W. Hood & Heidi J. Hood Trustees (20)	41,541	*	28,027	13,514	*
Huang Fei (21)	41,138	*	27,624	13,514	*
Huang Ling (22)	131,579	*	88,336	43,243	*
Jack Kessler	22,916	*	22,916	—	—
James H. Olyniec	10,126	*	10,126	—	—
James Pekarsky Trust (23)	2,500,000	8.7%	2,500,000	—	—
Jason Coogan	11,565	*	11,565	—	—
Jeff Gehrke	28,065	*	28,065	—	—
Jeffrey William Olyniec (24)	120,553	*	120,553	—	—
Jessie Herrera (25)	12,340	*	8,286	4,054	*
Joel Haines (26)	28,457	*	19,114	9,343	*
Jon D Linda Gruber Trust	67,568	*	67,568	—	—
Joseph R. Jenkins Jr.	12,500	*	12,500	—	—
Joseph Pondelicek	13,987	*	13,987	—	—
Kevin Coogan	2,797	*	2,797	—	—
Kevin Mszanowski	412,500	1.4%	412,500	—	—

Kin Chan (27)	1,200,000	4.2%	1,200,000	—	—
Kip Overseas Expansion Platform Fund (28)	917,532	3.2%	647,262	270,270	*
Kircher Family Irrevocable Trust FBO Scott W. Kircher (29)	526,352	1.8%	526,352	—	—
Lauri Hart	59,895	*	59,895	—	—
Leonid Frenkel (30)	633,064	2.2%	343,559	289,505	1.0%
Leow Foo Leng (31)	16,422	*	11,016	5,406	*
Ling Huang	182,266	*	182,266	—	—
Lisa Anne Carter	412,500	1.4%	412,500	—	—
Liu Jian (32)	410,714	1.4%	275,579	135,135	*
Marija Goich (33)	303,562	1.1%	303,562	—	—
Patrick Madden	2,797	*	2,797	—	—
Peter Panos	5,595	*	5,595	—	—
Predrag Stojakovic (34)	82,280	*	55,253	27,027	*
R D Family Trust	27,083	*	27,083	—	—
Ramer B. Holtan (35)	20,569	*	13,812	6,757	*
Richard Bocci	33,784	*	33,784	—	—
Richard Holloway (36)	8,238	*	5,535	2,703	*
Robert Kehl Sink	51,186	*	51,186	—	—
Robert Susan Derose Family Trust 11/18/86	28,027	*	28,027	—	—
Roderick Jackson	33,784	*	33,784	—	—
Roger Carlson	10,351	*	10,351	—	—
Samantha Leigh Arnold (37)	98,742	*	66,309	32,433	*
SCM Capital LLC (38)	316,395	1.1%	—	316,395	1.1%
Soetarman Family Trust U/A 6/18/03 (39)	61,945	*	41,674	20,271	*
Stephen W. Morlock & Karen R. Morlock Trust UA 04/21/03 (40)	92,771	*	92,771	—	—
Steven Kay	33,784	*	33,784	—	—
Theresa Hickman (41)	108,725	*	95,211	13,514	*
Thomas Aldrich	11,190	*	11,190	—	—
Thomas Preble	16,892	*	16,892	—	—
Tim Coogan	2,814	*	2,814	—	—
William G. Apgood	33,784	*	33,784	—	—
William G. Apgood II	33,784	*	33,784	—	—
William H. Hedden Defined Benefit Retirement Plan	33,784	*	33,784	—	—
Winning Hedge LLC (42)	80,324	*	16,000	64,324	*
WorldView Advisors LLC (43)	37,578	*	37,578	—	—
Xiao Teng Lu (44)	40,842	*	34,085	6,757	*
Xin Chen	6,000	*	6,000	—	—
Xiaoyuan Zha	110,055	*	110,055	—	—
Yan Jianguo (45)	41,122	*	27,608	13,514	*
Yang Zeng (46)	410,597	1.4%	275,462	135,135	*
Yidan Li (47)	41,176	*	27,662	13,514	*
Yushan Huang	6,000	*	6,000	—	—
Zeng Yu (48)	26,666	*	17,905	8,761	*
Zhan Ling (49)	82,332	*	55,305	27,027	*
Zheng Xiao (50)	831,875	2.9%	561,605	270,270	*
Zhi Liang Zheng (51)	82,318	*	55,291	27,027	*
Zhongyu John Li	12,500	*	12,500	—	—
Ziwei Zhu	166,667	*	166,667	—	—
Zou Hong Ying (52)	98,760	*	66,327	32,433	*

*    Less than 1%

(1)  Calculated based on 28,863,017 shares of common stock outstanding as of May 31, 2016.

(2) Ms. Krammer is the President of the Company and a member of the Board of Directors.

(3) Includes a warrant to purchase 2,703 shares of common stock of the Company at an exercise price of $3.70 per share.

(4) Patrick Madden is a partner of Big Wave LLC and in such capacity holds voting and dispositive power over securities of the Company held by such entity.

(5) Includes a warrant to purchase 6,757 shares of common stock of the Company at an exercise price of $3.70 per share.

(6) Includes a warrant to purchase 7,500 shares of common stock of the Company at an exercise price of $3.70 per share.

(7) Includes shares held under the name Bruce Bulkin.

(8) Includes a warrant to purchase 5,406 shares of common stock of the Company at an exercise price of $3.70 per share.

(9) Includes a warrant to purchase 10,811 shares of common stock of the Company at an exercise price of $3.70 per share.

(10) Includes a warrant to purchase 27,027 shares of common stock of the Company at an exercise price of $3.70 per share.

(11) Includes a warrant to purchase 66,120 shares of common stock of the Company at an exercise price of $3.70 per share.

(12) Includes a warrant to purchase 6,757 shares of common stock of the Company at an exercise price of $3.70 per share.

(13) Includes a warrant to purchase 13,514 shares of common stock of the Company at an exercise price of $3.70 per share.

(14) Includes a warrant to purchase 6,757 shares of common stock of the Company at an exercise price of $3.70 per share.

(15) Includes a warrant to purchase 12,162 shares of common stock of the Company at an exercise price of $3.70 per share.

(16) Includes a warrant to purchase 2,703 shares of common stock of the Company at an exercise price of $3.70 per share.

(17) Includes a warrant to purchase 1,352 shares of common stock of the Company at an exercise price of $3.70 per share.

(18) Includes a warrant to purchase 11,757 shares of common stock of the Company at an exercise price of $3.70 per share.

(19) Includes a warrant to purchase 135,134 shares of common stock of the Company at an exercise price of $3.70 per share.

(20) Includes a warrant to purchase 13,514 shares of common stock of the Company at an exercise price of $3.70 per share.

(21) Includes a warrant to purchase 13,514 shares of common stock of the Company at an exercise price of $3.70 per share.

(22) Includes a warrant to purchase 43,243 shares of common stock of the Company at an exercise price of $3.70 per share.

(23) Mr. Pekarsky was the Chief Executive Officer, Treasury and Chairman of the Board of Directors of the Company from to January 2014 to May 2016.

(24) Includes shares held under the name James W. Olyniec.

(25) Includes a warrant to purchase 4,054 shares of common stock of the Company at an exercise price of $3.70 per share.

(26) Includes a warrant to purchase 9,343 shares of common stock of the Company at an exercise price of $3.70 per share.

(27) Mr. Kin is the Executive Vice President of Research and Development of the Company.

(28) Includes a warrant to purchase 270,270 shares of common stock of the Company at an exercise price of $3.70 per share.

(29) Includes shares held under the names Stephen C. Kircher and Lari Kircher TTEES FOB Kircher Family TR DTD 3/24/04, Kircher Family Foundation and Kircher Family Irrevocable Trust FBO Douglas S. Kircher

(30) Includes a warrant to purchase 289,505 shares of common stock of the Company at an exercise price of $1.85 per share.

(31) Includes a warrant to purchase 5,406 shares of common stock of the Company at an exercise price of $3.70 per share.

(32) Includes a warrant to purchase 135,135 shares of common stock of the Company at an exercise price of $3.70 per share.

(33) Includes shares held under the name Marja Goich.

(34) Includes a warrant to purchase 27,027 shares of common stock of the Company at an exercise price of $3.70 per share.

(35) Includes a warrant to purchase 6,757 shares of common stock of the Company at an exercise price of $3.70 per share.

(36) Includes a warrant to purchase 2,703 shares of common stock of the Company at an exercise price of $3.70 per share.

(37) Includes a warrant to purchase 32,433 shares of common stock of the Company at an exercise price of $3.70 per share.

(38) Includes a warrant to purchase 316,395 shares of common stock of the Company at an exercise price of $2.04 per share.  Sean Martin is a partner of SCM Capital LLC and in such capacity holds voting and dispositive power over securities of the Company held by such entity.

(39) Includes a warrant to purchase 20,271 shares of common stock of the Company at an exercise price of $3.70 per share.

(40) Includes shares held under the name STEPHEN W MORLOCK KAREN R MORLOCK TTE UDT DATED 4/21/03.

(41) Includes a warrant to purchase 13,514 shares of common stock of the Company at an exercise price of $3.70 per share.

(42) Includes a warrant to purchase 64,324 shares of common stock of the Company at an exercise price of $3.70 per share.  Jeff Gehrke is a manager of Winning Hedge LLC and in such capacity holds voting and dispositive power over securities of the Company held by such entity.

(43) Includes shares held under the name World View Advisors LLC. Alex Dimitrijevic is a partner of WorldView Advisors LLC and in such capacity holds voting and dispositive power over securities of the Company held by such entity.

(44) Includes a warrant to purchase 6,757 shares of common stock of the Company at an exercise price of $3.70 per share. Includes shares held under the name Xiaoteng Lu.

(45) Includes a warrant to purchase 13,514 shares of common stock of the Company at an exercise price of $3.70 per share.

(46) Includes a warrant to purchase 135,135 shares of common stock of the Company at an exercise price of $3.70 per share.

(47) Includes a warrant to purchase 13,514 shares of common stock of the Company at an exercise price of $3.70 per share.

(48) Includes a warrant to purchase 8,761 shares of common stock of the Company at an exercise price of $3.70 per share.

(49) Includes a warrant to purchase 27,027 shares of common stock of the Company at an exercise price of $3.70 per share.

(50) Includes a warrant to purchase 270,270 shares of common stock of the Company at an exercise price of $3.70 per share.

(51) Includes a warrant to purchase 27,027 shares of common stock of the Company at an exercise price of $3.70 per share.

(52) Includes a warrant to purchase 32,433 shares of common stock of the Company at an exercise price of $3.70 per share.

DESCRIPTION OF CAPITAL STOCK

General

As of May 31, 2016, our authorized capital stock consisted of 90,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share. Our board of directors may establish the rights and preferences of the preferred stock from time to time. As of May 31, 2016, there are 28,863,017 shares of our common stock issued and outstanding and no shares of Series A Preferred Stock issued and outstanding.

Common Stock

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine.

Voting Rights

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. We have not provided for cumulative voting for any matter in our certificate of incorporation. Accordingly, pursuant to our certificate of incorporation, holders of a majority of the shares of our common stock will be able to elect all of our directors.

No Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights, and is not subject to conversion, redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Warrants

During 2014, the Company entered into subscription agreements for the private placement of shares of its Series A preferred stock and warrants with 47 accredited investors whereby the Company sold an aggregate of 4,207,987 shares of Series A preferred stock at a per share price of $1.85 for gross proceeds of $7.5 million and issued to the investors for no additional consideration warrants to purchase in the aggregate 2,042,589 shares of common stock, with an exercise price of $3.70 per share. In March and April 2015, the Company amended certain of the warrants issued in connection with the Series A preferred financing to reduce the exercise price of such warrants from $3.70 to $2.50 per share with a corresponding increase in the number of shares of common stock exercisable under the warrants so that the aggregate exercise value of such warrants remained the same. As of April 30, 2016, of the warrants issued in connection with the Series A preferred stock financing, warrants to purchase 1,661,055 shares of common stock remain outstanding.

On May 15, 2014, the Company issued warrants to a service provider for 316,395 shares of common stock at an exercise price of $2.035 per share, which were valued at $99,000 and expensed. As of April 30, 2016, all were outstanding.

On May 14, 2014, the Company issued warrants valued at $105,000 for 343,559 shares of common stock at an exercise price of $1.85 per share to a qualified investor as a part of his convertible loan package. These warrants expire five years after the date of issuance. These warrants are immediately exercisable, and in June 2015, a portion of the warrants were exercised for 54,054 shares of common stock. As of April 30, 2016, warrants exercisable for 289,505 shares of common stock remain outstanding.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock and warrants is Computershare Trust Company, N.A.

Listing

Our common stock is listed on the NYSE MKT under the trading symbol “BPMX.”

Anti-Takeover Effects of Certain Provisions of our Certificate of Incorporation, Bylaws and the DGCL

The provisions of Delaware law, our certificate of incorporation and our bylaws could have the effect of delaying, deferring or discouraging another person from acquiring control of our Company. These provisions, which are summarized below, may have the effect of discouraging a third-party from acquiring us, even if doing so would be beneficial to our stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of our Company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms. However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

Delaware Law

We are subject to Section 203 of the Delaware General Corporation Law (“Section 203”). This provision generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

•                  prior to such date, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•                  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•                  on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual meeting or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•                  any merger or consolidation involving the corporation and the interested stockholder;

•                  any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•                  subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•                  any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•                  the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation, or an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of a corporation at any time within three years prior to the time of determination of interested stockholder status and any entity or person affiliated with or controlling or controlled by such entity or person.

These statutory provisions could delay or frustrate the removal of incumbent directors or a change in control of our Company. They could also discourage, impede, or prevent a merger, tender offer or proxy contest, even if such event would be favorable to the interests of stockholders.

Certificate of Incorporation and Bylaw Provisions

Our certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control, including changes a stockholder might consider favorable. In particular, our certificate of incorporation and bylaws include the following provisions:

•                  Board of Directors Vacancies.  Our bylaws authorize a majority of directors in office, although less than a quorum, to fill vacant directorships, including newly created seats. This provision could prevent a stockholder from gaining control of our board of directors by filling vacancies with its own nominees. This makes it more difficult to change the composition of our board of directors but promotes continuity of management.

•                  Special Meetings of Stockholders.  Our bylaws provide that special meetings of our stockholders may be called only by a majority of our board of directors or an officer instructed by the directors to call a special meeting, thus prohibiting a stockholder from calling a special meeting. This provision might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

•                  No Cumulative Voting.  The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our certificate of incorporation and bylaws do not provide for cumulative voting.

•                  Amendment of Bylaw Provisions.  Any of the above provisions in our bylaws may be amended or repealed by unanimous written consent of our board of directors and without stockholder approval.

•                  Issuance of Undesignated Preferred Stock.  Our board of directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock enables our board of directors to render more difficult or to discourage an attempt to obtain control of us by merger, tender offer, proxy contest or other means.

Disclosure of SEC Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers and persons controlling our company, we understand that it is the SEC’s opinion that such indemnification is against public policy as expressed in the Securities Act and may therefore be unenforceable.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell, transfer, or otherwise dispose of any or all of its shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•           ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•           block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•           purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•           an exchange distribution in accordance with the rules of the applicable exchange;

•           privately negotiated transactions;

•           broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share; or

•           a combination of any such methods of sale.

The aggregate proceeds to the selling stockholders from any sale of the common stock offered by it will be the purchase price of the common stock less discounts or commissions, if any. The selling stockholders reserve the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from any such sale.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 promulgated under the Securities Act, provided that it meets the criteria and conform to the requirements of that rule.

The selling stockholders and any broker-dealers or agents that participate in the sale of the common stock may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. The selling stockholders are subject to the prospectus delivery requirements of the Securities Act.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Sichenzia Ross Friedman Ference LLP, New York, New York.

EXPERTS

The consolidated financial statements of BioPharmX Corporation as of January 31, 2016 and 2015, and for the year ended January 31, 2016, the one-month period ended January 31, 2015 and the year ended December 31, 2014 incorporated by reference in this prospectus, have been so incorporated in reliance on the report of Burr Pilger Mayer, Inc., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus constitutes a part of a registration statement on Form S-3 filed under the Securities Act. As permitted by the SEC’s rules, this prospectus, which forms a part of the registration statement, does not contain all the information that is included in the registration statement. You will find additional information about us in the registration statement. Any statements made in this prospectus concerning legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read, without charge, and copy the documents we file at the SEC’s public reference rooms in Washington, D.C. at 100 F Street, NE, Room 1580, Washington, DC 20549, or in New York, New York and Chicago, Illinois. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at no cost from the SEC’s website at http://www.sec.gov.

INCORPORATION OF DOCUMENTS BY REFERENCE

We have filed a registration statement on Form S-3 with the Securities and Exchange Commission under the Securities Act. This prospectus is part of the registration statement but the registration statement includes and incorporates by reference additional information and exhibits. The Securities and Exchange Commission permits us to “incorporate by reference” the information contained in documents we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Information that we file later with the Securities and Exchange Commission will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed. We have filed with the Securities and Exchange Commission, and incorporate by reference in this prospectus:

•                  Annual Report on Form 10-K for the year ended January 31, 2016 filed on May 2, 2016;

•                  Quarterly Report on Form 10-Q for the quarter ended April 30, 2016;

•                  Current Report on Form 8-K filed on March 18, 2016, March 29, 2016, April 1, 2016, and May 12, 2016; and

•                  The description of our common stock contained in the Registrant’s registration statement on Form 8-A filed with the Commission on June 1, 2015.

You may request and obtain a copy of any of the filings incorporated herein by reference, at no cost, by writing or telephoning us at the following address or phone number:

BioPharmX Corporation

1098 Hamilton Court
Menlo Park, California 94025

Attn.: Corporate Secretary

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The following table sets forth an estimate of the fees and expenses relating to the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions, all of which shall be borne by BioPharmX Corporation (the “Registrant” or the “Company”).  All of such fees and expenses, except for the SEC Registration Fee, are estimated:

SEC registration fee	$1,243.31
Transfer agent’s fees and expenses	4,000.00	*
Legal fees and expenses	25,000.00	*
Printing fees and expenses	1,500.00	*
Accounting fees and expenses	8,000.00	*
Miscellaneous fees and expenses	256.69	*

Total	$40,000.00

* Estimated

Item 15.  Indemnification of Officers and Directors.

Section 145 of the DGCL authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the DGCL are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

As permitted by the DGCL, the Registrant’s certificate of incorporation contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:

•                  any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•                  acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•                  under Section 174 of the DGCL (regarding unlawful dividends and stock purchases); or

•                  any transaction from which the director derived an improper personal benefit.

As permitted by the DGCL, the Registrant’s certificate of incorporation provides that the Registrant is required to indemnify each person that it has the power to indemnify to the fullest extent permitted by Section 145 of the DGCL.

The Registrant has entered into indemnification agreements with each of its current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s certificate of incorporation and to provide additional procedural protections. There is no pending litigation or proceeding involving a director or executive officer of the Registrant for which indemnification is sought.  The indemnification provisions in the Registrant’s certificate of incorporation and the indemnification agreements entered into or to be entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act.

The Registrant currently carries liability insurance for its directors and officers.

Item 16.  Exhibits.

a)             Exhibits.

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Filing Date	Exhibit	Filed Herewith

2.1	Form of Share Exchange Agreement dated January 23, 2014 by and among Thompson Designs, Inc., BioPharmX, Inc. and BioPharmX, Inc. Stockholders	8-K	000-54871	1/27/2014	2.1

3.1	Certificate of Incorporation	S-8	333-201708	1/26/2015	4.01

3.2	Bylaws	S-8	333-201708	1/26/2015	4.02

3.3	Certificate of Elimination of Certificate of Designations, Preference and Rights of Series A Preferred Stock	8-K	001-37411	3/18/2016	3.1

4.1	Specimen Stock Certificate	S-1	333-201708	1/26/2015	4.03

5.1	Opinion of Sichenzia Ross Friedman Ference LLP					X

23.1	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)					X

23.2	Consent of Burr Pilger Mayer, Inc.					X

24.1	Power of Attorney (included on signature pages of registration statement filed on June 14, 2016)	S-3	333-212015	6/14/2016	24.1

Item 17.  Undertakings.

a) The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that:

Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

B. Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)  If the Registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)  If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menlo Park, State of California, on June 28, 2016.

BIOPHARMX CORPORATION

By:	/s/ Anja Krammer
Anja Krammer
President and Director
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Anja Krammer	President and Director (Principal Executive Officer)	June 28, 2016
Anja Krammer

/s/ Greg Kitchener	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 28, 2016
Greg Kitchener

*	Director	June 28, 2016
Ping Wang

*	Director	June 28, 2016
Michael Hubbard

*	Director	June 28, 2016
Stephen Morlock

*	Director	June 28, 2016
Craig Barbarosh

* By:	/s/ Anja Krammer
Attorney-In-Fact